Exhibit 99.1

WEBSTER FINANCIAL CORPORATION

EXECUTIVE STOCK PURCHASE PLAN

Shares of the Common Stock, $0.01 par value per share, of Webster Financial Corporation (the “Company”) are offered under the Company’s Executive Stock Purchase Plan as set forth herein to the certain executives of the Company.

This document constitutes part of the Prospectus covering securities that have been registered under the Securities Act of 1933. The date of this document is August 20, 2009.

INTRODUCTION

History of the Plan. The Webster Financial Corporation Executive Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors of Webster Financial Corporation (the “Board”) as of August 20, 2009 (the “Effective Date”).

This Summary. This document is the plan document and the Prospectus.

Shares Available under the Plan. The total number of Shares available for purchase under the Plan is limited to 450,000. (This number is also subject to adjustment in the event of a stock split or consolidation, the declaration of a stock dividend or a similar event.)

Purpose of the Plan. The purpose of the Plan is to give eligible executives who are receiving a salary increase on or after the Effective Date an opportunity to elect to receive all or a portion of their amount of salary increase in the form of shares of Common Stock of the Company (“Shares”).

Applicable Laws. The Plan is not a qualified retirement plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it subject to any provision of the Employee Retirement Income Security Act of 1974. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware.

Company’s Address. The Company has its principal executive offices at 145 Bank Street, Waterbury, Connecticut 06702. The Company’s telephone number is 1-800-325-2424. Requests for additional information about the Plan should be directed to the Company’s Human Resources/Compensation Department.

ADMINISTRATION AND AMENDMENT OF THE PLAN

The Committee. The Plan will be administered under the supervision of the compensation committee of the Company’s Board of Directors (the “Committee”).

The Committee prescribes guidelines and forms for the implementation and administration of the Plan, interprets the provisions of the Plan and makes all other substantive decisions regarding the operation of the Plan. The Committee’s decisions are conclusive and binding on all persons.

Amendments and Termination. The Board may amend, suspend or terminate the Plan at any time and for any reason.

PARTICIPATION

The following executives are eligible to participate in the Plan:

•     The Chief Executive Officer (“CEO”), James C. Smith;

•     The following members of the Executive Management Committee: Gerald P. Plush, Joseph J. Savage, Jeffrey N. Brown, Michelle M. Crecca, Harriet Munrett Wolfe and Nitin J. Mhatre; and

•     Any other senior executive designated by the CEO.

An eligible executive who wishes to participate in the Plan must file a properly completed salary reduction agreement with the Company. The eligible executive must designate what whole percentage or dollar amount of his or her salary increase, up to the whole amount of such increase, is to be deducted or withheld for the purchase of Shares. The designated amount is withheld each pay day and applied to purchase Shares at such time.

Participation begins as of the pay date next administratively feasible after an eligible executive files the salary reduction agreement. Once filed, a salary reduction agreement remains in effect indefinitely until the Company no longer has an outstanding obligation under the Capital Purchase Program (“CPP”) to the United States Department of Treasury (not including warrants to purchase the common stock of the Company which may be held by the United States Department of Treasury).

PURCHASE OF SHARES

On each pay date, each participant’s contributions are automatically used to purchase as many Shares as possible from the Company.

Number of Shares. The number of Shares purchased for a participant is determined by taking the dollar amount elected and dividing such amount by the fair market value of the Share on the day the base salary increase (or any portion thereof) would otherwise have been paid had the participant not made the election to receive the salary increase in Shares, with fair market value determined under the same methodology currently reflected in Section 9 of the 1992 Stock Option Plan of Webster Financial Corporation (except that the trading date such salary increase would have been paid shall be used instead of the trading date immediately before the option grant).

Fractional Shares. No fractional Shares are purchased, and unused cash, attributable to a fractional Share is carried over to the next pay date to be used for Share purchase. Upon termination of the Plan, any fractional shares shall be paid in cash.

Limitation. In no event shall a Participant purchase 1% or more in any one-year period of the outstanding Shares, determined as of the date of the adoption of the Plan. The Plan will terminate with respect to a Participant immediately before such Participant purchases 1% or more of the outstanding Shares in any one-year period.

Issue of Statements. Statements will be issued quarterly by the Company’s transfer agent, BNY Mellon Shareowner Services, showing a participant’s total contributions during the quarter, the number of Shares a participant’s contributions purchased during the quarter, and the total number and market value of shares held in the participant’s Plan account as of the end of the quarter.

ISSUANCE OF SHARES	Shares purchased under the Plan will be registered in the name of the participant. All shares will be deposited into and, for as long as such shares remain non-transferable, held in a Plan account in the participant’s name.

DEATH	In the event of the participant’s death, any unused cash in the participant’s account will be refunded (without interest) as part of the final check. The disposition of Shares already purchased is governed by the participant’s beneficiary designation form filed with the Company to cover shares acquired under this Plan, and in the absence of such a valid beneficiary designation, is governed by the participant’s will or applicable law. If the participant dies prior to lapse of the transferability restrictions, the shares will remain non-transferable in the hands of the beneficiary until such restrictions lapse.

TRANSFERS PROHIBITED	Except in the event of financial hardship consistent with the Company’s Executive Stock Ownership Guidelines, the Shares purchased under the Plan will be non-transferable until the day on which the Company no longer has an outstanding obligation under the CPP to the United States Department of Treasury (not including warrants to purchase the common stock of the Company which may be held by the United States Department of Treasury). Thereafter the purchased Shares will be further subject to any transferability restrictions under the applicable securities laws.

DIVIDENDS AND DRP PARTICIPATION	Dividends may be reinvested pursuant to the Webster Financial Corporation Dividend Reinvestment Plan (the “DRP”), provided however, that any such shares purchased under the DRP will be subject to the same restrictions described above under “Transfers Prohibited.”

LIMITATIONS OF RIGHTS

Employment Rights. This Plan is not to be interpreted as giving any person a right to remain an employee of the Company or a subsidiary. The Company and its subsidiaries reserve the right to terminate anyone’s service at any time, with or without cause, and this Plan does not affects that right.

Listing, Registration and Qualification of Shares. If, at any time, the Committee determines that the listing, registration or qualification of any Shares subject to the Plan on any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or advisable in connection with the purchase or issuance of such Shares, then no Shares will be delivered pursuant to the Plan unless such listing, registration, qualification, consent or approval is made or obtained in a form acceptable to the Committee.

Resale Restrictions. Affiliates of the Company must resell their Shares in compliance with the volume limitations and other requirements of Rule 144 under the Commission. Persons who are affiliates of the Company should consult their own counsel regarding the applicability of Rule 144 under the Securities Act if they wish to resell shares of common stock acquired under the Plan. As defined pursuant to Rule 144 under the Securities Act, an “affiliate” is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

In addition, participants who are officers or directors of the Company or beneficial owners of more than 10% of the Company’s Shares are advised to consult their own counsel as to the applicability of Section 16 of the Exchange Act to their transactions under the Plan. Section 16 requires officers, directors and 10% beneficial owners of the Company’s to file reports with the Commission regarding their transaction in the Company’s equity securities, including its common stock.

Suspension or Termination of the Plan. As previously mentioned, a total of 450,000 shares are available for purchase under the Plan. If the total number of Shares that all participants could purchase exceeds this limitation, then the available Shares are prorated among all participants in proportion to the number of Shares that each individual participant could purchase with his or her contributions. Thereafter, the Plan will be suspended and no purchase shall occur until there is an increase in the number of Shares authorized for issuance. During the time that the Plan is suspended, no participant will have the right to purchase Shares under the Plan.

In addition, the Board has the right to amend, suspend or terminate the Plan at any time (without notice) and in such manner as the Board may determine.

FEDERAL INCOME TAX RULES

General. The following tax discussion is only a brief summary of current federal income tax law. It is intended solely as general information and does not make specific representation to any Plan participant. A taxpayer’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time in the future.

Each participant (or the participant’s estate or heir) is urged to consult a tax advisor before purchasing Shares or before disposing of any Shares acquired under the Plan, especially with respect to the tax consequences of a gift of such Shares or of the participant’s death. In addition, a tax adviser should be consulted with respect to any foreign, state or local tax consequences of a transaction under the Plan.

Share Purchase. A participant must recognize ordinary income equal to the amount of salary increase that would have been paid in cash had the participant not elected to receive the salary increase in the form of Shares purchased under this Plan. The Company will generally be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes any ordinary income (subject to certain limitations).

Share Withholding. The ordinary income amount recognized by the participant is subject to withholding for taxes. To satisfy this withholding obligation, the Company will withhold Shares that would otherwise be issued to you under the Plan to cover this obligation.

Sale of Shares. On the date of disposition of the Shares, the market value of the Shares minus their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the Shares have been held). If the value of the Shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and thus files reports, proxy statements and the other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at its principal office at 100 F Street, N.E., Room 1580, Washington, DC 20549, (202) 551-8090, at prescribed rates. Information that is required to be filed with the Commission electronically, via the Commission’s EDGAR reporting system, can also be found on the Commission’s web site at http://www.sec.gov. The Company’s Common Stock (the “Common Stock”) is listed on the New York Stock Exchange under the symbol “WBS.”

The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus omits certain information set forth or incorporated by reference in the registration statement. Documents incorporated by reference in the registration statement of which this Prospectus is a part are also incorporated herein by reference.

Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus has been delivered a copy of any or all of the documents containing information incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates) and any other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933. Requests should be directed to the Company’s Human Resources/Compensation Department.